Exhibit 99.1

APRICUS BIOSCIENCES AND ABBOTT SIGN EXCLUSIVE
AGREEMENT TO MARKET VITAROS® (ALPROSTADIL) IN CANADA

SAN DIEGO, CA, January 9, 2012 – Apricus Biosciences, Inc. (“Apricus Bio”) (Nasdaq: APRI) (http://www.apricusbio.com) announced today that it has entered into an exclusive licensing agreement granting Abbott Laboratories Limited a global, diversified healthcare company, the exclusive rights to market Vitaros® (alprostadil), Apricus Bio’s treatment for erectile dysfunction (“ED”), in Canada. “We are optimistic about the potential of the technology, effectiveness and market potential of Vitaros®,” said Dr. Bassam Damaj, Chairman, President and Chief Executive Officer of Apricus Bio.

Under the terms of agreement, Abbott will commercialize and market Vitaros® in Canada where the drug was approved by Health Canada in late 2010, with launch anticipated in 2012.  Over the lifetime of the deal, Apricus Bio will receive up to approximately $16 million in up-front, regulatory and sales milestone payments, plus tiered royalty payments based on Abbott’s sales of the product in Canada.

About Vitaros® and the ED Market
According to IMS Health data, the annual ED market in Canada in 2010 was about $180 million. The current leading medications are sildenafil citrate, tadalafil and vardenafil HCI which are taken in pill form and work by inhibiting an enzyme called PDE5.

There is still a need for new, safe and effective treatments, however, especially for those patients who cannot or do not respond well to oral medications. Instead of being a pill, Vitaros® is applied directly as a cream. The topical application helps to reduce side effects and offers men who do not do well with the existing drugs a patient-friendly alternative. When absorbed through the skin, Vitaros® directly boosts blood flow, thereby causing an erection within minutes — much faster than the results achieved from the oral medications.

The key innovation behind Vitaros® was combining it with Apricus Bio's NexACT® delivery technology, which allows the drug to pass through the skin and makes the treatment much easier to apply.

In clinical studies, Vitaros® worked in patients suffering from mild to severe ED, including men who did not respond to sildenafil citrate. The side effects reported were localized and transient. "We believe that Vitaros® will be an attractive alternative to the oral PDE5 inhibitors for many patients with erectile dysfunction," noted Damaj.

About Apricus Biosciences, Inc.
Apricus Bio is a San Diego-based, revenue-generating, specialty pharmaceutical company, with commercial products and a broad pipeline across numerous therapeutic classes.

Revenues and growth are driven from the sales of the Company's commercial products and out-licensing in certain territories of its product pipeline and NexACT® technology. The company's pipeline includes Vitaros®, approved in Canada for the treatment of erectile dysfunction, Totect the only drug approved in the US for the treatment of anthracycline extravasation, as well as compounds in development from pre-clinical through pre-registration, currently focused on Sexual Dysfunction, Oncology, Dermatology, Autoimmune, Pain, Anti-Infectives, Diabetes and Consumer Healthcare.

The Company also expects to develop and/or acquire and then bring to market additional pharmaceutical products in areas of care that will benefit patient needs worldwide.

For further information on Apricus Bio, visit http://www.apricusbio.com, and for information on its subsidiary please visit http://www.nexmedusa.com. You can also receive information at http://twitter.com/apricusbio and http://facebook.com/apricusbio.

Apricus Bio's Forward-Looking Statement Safe Harbor
Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its ability to receive issued patents on its NexACT® technology and products, develop such patented technology into product candidates, have its Rx Division products and product candidates such as Vitaros® approved by relevant regulatory authorities and its Consumer Healthcare Division products either approved or cleared by relevant regulatory authorities or be in compliance with appropriate regulatory requirements, to successfully manufacture and commercialize such Rx Division products in the U.S., Canada, Europe and in other countries along with its Consumer Healthcare Division products and product candidates and to achieve its other development, commercialization and financial goals. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Contacts:

Apricus Biosciences, Inc.
Edward Cox, V.P.
Corporate Development & Investor Relations, Apricus Bio, Inc.
(858) 848-4249
ecox@apricusbio.com

Apricus Bio Investor Relations
Paula Schwartz
Rx Communications Group, LLC
(917) 322-2216
pschwartz@rxir.com